EXHIBIT (n)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder

The Thirty-Eight Hundred Fund, LLC:

We consent to the use of our report, incorporated herein by reference, dated March 18, 2008, for The Thirty-Eight Hundred Fund, LLC as of December 31, 2007 and to the references under the headings “Investment Advisory and Other Services” and “Financial Statements” in Part B of Amendment No. 1 to the Registration Statement.

/s/

New York, New York

May 30, 2008